EXHIBIT 15.1

True Leaf Unveils New Brand Identity and Product Innovations

Research-inspired new look and product line will be officially revealed at the Global Pet Expo next week

VERNON, British Columbia, March 13, 2019 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced the launch of a new brand identity, redesigned logo and product innovations that reflect its commitment to be the most trusted cannabis-for-pets brand.

The new brand identity features a logo with the True Leaf name in a simple, clear scripted typeface accented with an elegant leaf, highlighting the natural plant goodness of True Leaf’s products. The logo will be featured on all the Company’s products, uniting them under a single banner, and reflecting True Leaf’s emergence as a global leader in cannabis and hemp wellness for pets.

The new brand and expanded product line will begin being rolled out in May 2019 to nearly 2,500 pet retail stores in North America, with Europe to follow towards the end of the year.

The new brand and expanded pet product line were developed in partnership with Dossier Creative, the firm behind successful brands such as Vega Nutrition and Mike’s Hard Lemonade. The new branding is designed to appeal to the new generation of pet owners, based on the latest trends learned from consumer and industry research undertaken recently by the Company. Key findings revealed that the majority of people interested in cannabis for their pets are between the ages 18-34, and that’s the consumer group True Leaf is addressing with its new branding.

True Leaf and Dossier Creative set out to create a brand identity that inspires trust with pet owners who are looking for quality, transparency and education. For example, the new packaging has updated dosing charts for dogs of all sizes, eliminating the guesswork for the smallest and largest breeds.

The new brand and products will be officially unveiled at the Global Pet Expo – the pet industry’s largest event – held March 20-22 at the Orange County Convention Center in Orlando, Florida.

“True Leaf represents the type of project that we love at Dossier. It is a challenger brand leading the way in an entirely new product category called cannabis for pets,” said Don Chisholm, Co-Founder and Innovation Director of Dossier. “As a pet parent myself and knowing how much love and money that we spend on our pet companions, I’m confident that True Leaf’s new brand identity and architecture sets the company up for explosive growth and success – like many of Dossier’s clients.”

New product innovations

True Leaf is also launching new product innovations, including advanced formulas of its popular hemp-based Calming Support and Hip + Joint Support chews and oil supplements. The proprietary formulations combine therapeutic hemp with active ingredients such as omega-3, DHA and EPA from seafood and plants to help maintain and optimize pets’ health during their active and healthy years.

The Company is also adding Everyday Omega™, a new omega-3 supplement for dogs, to its product line. The new supplement evolved from True Leaf’s previous Immune + Heart chew – an antioxidant-rich formula that strengthens immune and cardiovascular function – and is enhanced with omega-3 content to meet National Research Council standards.

All three products, Calming Support, Hip + Joint Support, and Everyday Omega™, will be available in small, medium and large format chews (from puppies up to large dog breeds), and as a hemp seed oil that can be used as a healthy and tasty kibble topper.

“Our new brand and expanded product line is all about reigniting your pet's natural zest for life: more wags per tail, more chase per ball, and more ruff per tumble,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “We are inspired by the unconditional love our pets give us every day. They are our constant companions and trust us to keep them safe and healthy. Our purpose is to return that love through natural preventative supplements that harness the healing powers of cannabis and other active plant-based ingredients to reduce joint pain, boost immunity, and alleviate anxiety.”

Committed to creating better plant-based solutions for pets and the environment, True Leaf is also adding a family of oil of oregano products to its line. The new products: Healthy Gums Dental Spray, Healthy Teeth Dental Gel, Healthy Skin & Coat All-Purpose Spray, First Response Topical Gel, and Fresh Breath Chewables, are the first oil of oregano products specially formulated for pets that leverage the medicinal benefits of this essential oil loaded with antioxidants.

Most trusted cannabis-for-pets brand

Research shows that pet owners are interested in cannabis treatments for their pet companions but are unsure about the unregulated and illegal/grey market CBD products currently being sold. True Leaf products use hemp seed – the legal strain of cannabis – and are backed by industry regulators such as the National Animal Supplement Council (NASC) so pet owners know that the product they are giving their pet companions are legal, safe and effective.

True Leaf’s advanced formulas were developed by a team of pet industry veterans with 200+ years of collective expertise in making supplements for pets, including veterinarian Dr. Katherine Kramer, a passionate, knowledgeable advocate for the research and therapeutic use of cannabis for animals, who chairs the Company’s Veterinary Advisory Board.

To learn more, please visit www.trueleaf.com.

Members of the media can request a comprehensive media kit by emailing media@trueleaf.com.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Phil Carlson (US)
KCSA Strategic Communications
pcarlson@kcsa.com
O: 212-896-1233

Scott Eckstein (US)
KCSA Strategic Communications
seckstein@kcsa.com
O: 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf PetInstagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.

Photos accompanying this announcement are available at:

http://www.globenewswire.com/NewsRoom/AttachmentNg/f3336c07-45be-4d84-8031-f86ef6c7b7b6

http://www.globenewswire.com/NewsRoom/AttachmentNg/84a55dc9-2885-49de-9c6c-3000960df8de

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